Exhibit 99.1

Remark Media Announces Entry into Lifestyle Vertical

Acquires beach lifestyle brand Bikini.com, and closes upon $4 million convertible debt financing.

Atlanta, April  3, 2013 -- Remark Media, Inc. (NASDAQ:  MARK), a global digital media company, today announced its entry into the lifestyle media vertical, providing digital media destinations, content and services to the 18-34 year old market.  As the first entry into this new business line, it has today announced the acquisition of Bikini.com, a digital beach lifestyle brand providing websites, branded merchandise, and mobile content.  Over the coming months, Remark Media will introduce a refreshed Bikini.com brand and a new website at www.bikini.com, with a focus on providing sophisticated and informative content, social media and services for fun in the sun destinations, style, and health and fitness.

Remark Media additionally has secured $4 million in convertible debt financing to support its growth into the lifestyle vertical.  The financing is provided by Digipac, LLC, a lender controlled by and in part owned by Mr. Kai-Shing Tao, Remark Media’s Chairman and Chief Executive Officer.  The financing closed on April 2, 2013.  Digipac, which was established to provide capital for the Company, consists of a global group of media and technology investors.  This $4 million is in addition to the $1.8 million of financing provided by Digipac in November 2012.

“Bikini.com represents the first step in developing a digital media platform for the 18 to 34 year old lifestyle,” said Mr. Tao.  “Today’s young adult market represents not just consumers of digital media, but active participants who seek to be informed and entertained, to be engaged in personalized online experiences, and to have the ability to immediately transact on their own terms.  Remark Media is enthusiastically moving forward in building their online destinations.  As we continue to aggressively pursue the additional components for our vision, I am pleased to be able to provide financial support for the growth of Remark Media.”

The 18 to 34 demographic is the first age group to have grown up with the Internet and social media, and is an increasingly meaningful user base that is redefining how media is consumed.  They represent a disproportionally large percentage of the consumers viewing online videos, engaging in social networking, owning tablets, and using smartphones, according to Nielsen research.  Media consumers who are 18-34 continue to increase their engagement with digital media, representing approximately 4 in 10 online video views according to the IAB.  For those in this demographic who use social networks, they spend an average of 3.8 hours daily doing so, reported Ipsos.

The Convertible Note issued for the financing matures in two years with a 6.67% annual interest rate for the first year and 8.67% annual interest rate for the second year, and upon approval of the Company’s shareholders is convertible into Common Stock of the Company at the rate of $2.00 per share. This represents an approximately 32% premium to the average volume weighted average prices of the Company's Common Stock for the thirty trading days prior to entrance into the agreement.

About Remark Media:

Remark Media, Inc. (Nasdaq: MARK) is a global digital media company focused on creating destinations that merge engaging content with rich social interaction. Remark Media owns and operates a portfolio of personal finance digital brands including Dimespring.com, Banks.com, IRS.com and FileLater.com. The Company is the exclusive digital publisher in China and Brazil for translated content from HowStuffWorks.com, a subsidiary of Discovery Communications. BoWenWang (bowenwang.com.cn) and ComoTudoFunciona (hsw.com.br) provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information. Remark Media is also a founding partner and developer of Sharecare, a highly searchable social Q&A healthcare platform organizing and answering health and wellness questions. The Company is headquartered in Atlanta with operations in Las Vegas, Beijing and Sao Paulo. Additional information is available on its corporate website at remarkmedia.com.

Forward-Looking Statements:

This press release contains "forward-looking statements", as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as "anticipate", "expect", "project", "believe", "plan", "estimate", "intend", "will" and "may". These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Remark Media. Relevant risks and uncertainties include those referenced in Remark Media's filings with the SEC, and include but are not limited to: our losses and need to raise capital; successfully developing and launching new digital media properties; successfully executing upon the acquisition of new businesses; successfully integrating new businesses and improving their performance; challenges in attracting users to and selling advertising for websites; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; reliance on key personnel; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Remark Media assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

CONTACT:            Remark Media

Investor Relations

+1 (770) 821-6670

ir@remarkmedia.com